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                                                                    EXHIBIT 23.2


                     [MILLER AND LENTS, LTD. LETTERHEAD]



                                 March 10, 1997





Cabot Oil & Gas Corporation
15375 Memorial Drive
Houston, TX 77079

                                        Re:  Securities and Exchange Commission
                                             Form 10-K of Cabot Oil & Gas
                                             Corporation

Gentlemen:

         The firm of Miller and Lents, Ltd. consents to the use of its name and to the use of its report dated February 10, 1997 regarding the Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of January 1, 1997, which report is to be included by reference in Form 10-K to be filed by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

         Miller and Lents, Ltd. has no interests in Cabot Oil & Gas Corporation, or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

                                        Yours very truly,

                                        MILLER AND LENTS, LTD.



                                        By:  /s/ JAMES A. COLE
                                          ------------------------------------
                                             James A. Cole
                                             Senior Vice President


JAC/mk